Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

                 We consent to incorporation by reference in the Form 8-K of First Community Bancorp of our report dated April 19, 1999 relating to the consolidated balance sheet of Professional Bancorp, Inc. and subsidiary (the Company) as of December 31, 1998 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the registration statement on Form S-4 (registration number 333-47242) of First Community Bancorp filed on November 6, 2000.

KPMG LLP

San Diego, California
January 31, 2001

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